UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2013

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

100 Hayden Avenue
Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 6, 2013, AMAG Pharmaceuticals, Inc. (the “Company”) entered into a License Agreement with Access Pharmaceuticals, Inc. (“Access”).  Pursuant to the License Agreement, Access has granted to the Company an exclusive, royalty-bearing license, with the right to grant sublicenses, to certain intellectual property rights, including know-how, patents and trademarks, to use, import, offer for sale, sell, manufacture and commercialize MuGardTM mucoadhesive rinse (“MuGard”) in the United States and its territories (the “U.S. Territory”) for the management of all diseases or conditions of the oropharyngeal cavity, including mucositis.  In addition, Access has assigned to the Company all of its right, title and interest in MuGard-related internet and social media outlets and other sales, marketing and promotional materials currently owned or controlled by Access as Access will no longer commercialize, market, promote, sell or make public communications relating to MuGard in the U.S Territory, except as may be agreed to by the Company.  Under the License Agreement, the Company must use commercially reasonable efforts to commercialize MuGard in the U.S. Territory.

In consideration for the license, the Company will pay Access an upfront license fee of $3.3 million.  The Company has also agreed to pay to Access royalties on future sales of MuGard until the later of (a) expiration of the licensed patents or (b) the tenth anniversary of the first commercial sale of MuGard in the U.S. Territory (the “Royalty Term”).  These tiered, double-digit royalty rates decrease after the expiration of the licensed patents and are subject to off-set against certain Company expenses.  After the expiration of the Royalty Term, the license shall become a fully paid-up, royalty-free and perpetual license in the U.S. Territory.

Access will continue to manufacture MuGard and the Company and Access have agreed to enter into Quality and Supply Agreements under which the Company will purchase MuGard inventory from Access. The Company’s inventory purchases will be at the price actually paid by Access to purchase it from a third-party plus a mark-up to cover administration, handling and overhead.

Access is responsible for maintenance of the licensed patents at its own expense, and the Company retains the first right to enforce any licensed patent against third party infringement.  In addition, the License Agreement specifies arrangements relating to product complaints and recalls, regulatory events, quality inspections and transition services.  Access and the Company agree that during the term of the License Agreement, they will not, directly or indirectly, research, develop, market, sell or commercialize any medical devices that directly compete with MuGard for the treatment of any diseases or conditions of the oropharyngeal cavity in the U.S. Territory.  Further, the Company and Access generally agree to indemnify each other and their respective affiliates for damages resulting from the respective party’s (a) willful misconduct or negligence, (b) manufacture, commercialization, use or other disposition of MuGard as provided in the License Agreement, or (c) breach of the License Agreement.

Under the terms of the License Agreement, neither party may assign the License Agreement without the prior written consent of the other party other than in connection with the acquisition of such party.  The License Agreement terminates at the end of the Royalty Term, but is subject to early termination by the Company for convenience and by either party upon an uncured breach by or bankruptcy of the other party.

The foregoing description of the License Agreement is qualified in its entirety by reference to the available text of the License Agreement, a redacted copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Company hereby furnishes the following exhibit:

99.1                                                Press Release dated June 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Scott B. Townsend
General Counsel and Senior Vice President of Legal Affairs

Date: June 10, 2013

EXHIBIT INDEX

Exhibit Number

99.1                                                Press Release dated June 10, 2013.